Exhibit 3.4

COMPENSATION COMMITTEE CHARTER

I. APPOINTMENT OF COMPENSATION COMMITTEE

The Company’s By-Laws authorize the Board of Directors to appoint committees having the authority to perform such duties as the Board may determine. The Board of Directors has appointed the Compensation Committee to serve the purposes set forth in this Charter, and has delegated the duties and responsibilities set forth in this Charter to the Compensation Committee. The Compensation Committee will report to the Board of Directors as provided in this Charter.

II. PURPOSE

(1) The Compensation Committee shall assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company’s compensation and benefit plans, including, as appropriate, compensation and benefit plans of the Company’s ventures and affiliates.

(2) The Compensation Committee shall determine the appropriate policy for the Company’s executive pay and benefit programs, including, as appropriate, executive pay and benefit programs for the Company’s ventures and affiliates.

(3) The Compensation Committee shall review the adequacy of the Company’s management succession plans.

(4) The Compensation Committee shall review the performance of the Chief Executive Officer.

(5) The Compensation Committee shall discharge the Board’s responsibilities relating to compensation of the Company’s executives and produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

III. OPERATING POLICIES

(1) The Compensation Committee shall be composed of three or more independent directors. A director’s independence shall be determined in accordance with the Company’s Principles of Corporate Governance. The Corporate Governance and Responsibility Committee will recommend to the Board the directors to be members of, and to fill any vacancies on, the Compensation Committee (including the position of Compensation Committee Chair), as provided in the Company’s Principles of Corporate Governance. The Board may remove a member from the Compensation Committee at any time, with or without cause.

(2) The Compensation Committee shall meet at such times and places as the Compensation Committee shall deem advisable on the call of the Chairman of the Compensation Committee, the Chairman of the Board, the Chief Executive Officer, or, in their absence, by any member of the Compensation Committee. The presence of a majority of the members of the Compensation Committee then in office shall constitute a quorum for the transaction of business.

(3) The Compensation Committee shall take the minutes of all Compensation Committee meetings and approve them by subsequent action. The Compensation Committee shall circulate the minutes of the Compensation Committee meetings to the Board for review.

(4) The Compensation Committee shall determine its rules of procedure in accordance with the Company’s Principles of Corporate Governance.

(5) At each regular Board meeting held following a Compensation Committee meeting, the Compensation Committee shall report to the Board regarding the action taken by the Compensation Committee.

(6) The Compensation Committee has the authority to retain independent, outside counsel or other professional services as it deems necessary, without seeking Board approval.

(7) The Company shall provide such funding as the Compensation Committee determines is necessary for payment of compensation to any counsel or other advisors employed by the Compensation Committee.

IV. DUTIES AND RESPONSIBILITIES

(1) The Compensation Committee shall review periodically the Company’s philosophy regarding executive compensation.

Annually, the Compensation Committee shall assess the Company’s competitive position for the Company’s components of executive compensation.

(2) The Compensation Committee shall adopt, amend, administer and terminate compensation and benefit plans and policies (other than those relating to non-employee directors) as it deems advisable (including any such plan qualifying under Rule 16b-3 under the Securities Exchange Act of 1934).

(3) The Compensation Committee may delegate, as the Compensation Committee deems advisable, certain responsibilities to an appropriate management or administrative committee of the Company; provided, however, that the Compensation Committee shall have the sole authority to retain, terminate and approve the fees and other retention terms of any compensation consultant retained to assist in the evaluation of Chief Executive Officer compensation or other executive compensation.

(4) The Compensation Committee shall review periodically and, as appropriate under the terms of the relevant joint venture agreements, approve the executive compensation plans and policies of the Company’s ventures and affiliates.

(5) The Compensation Committee shall review periodically reports from management regarding funding of the Company’s pension plans.

(6) The Compensation Committee shall review management and make recommendations to the Board as to management succession plans, including assessments of management at the Company’s ventures and affiliates.

(7) Annually, the Compensation Committee shall review and approve corporate goals and objectives relating to Chief Executive Officer compensation.

(8) On behalf of the Board and the shareholders, the Compensation Committee shall evaluate the performance of the Chief

Executive Officer annually in light of the corporate goals and objectives. As part of this evaluation, the Compensation Committee will seek input from the other non-employee directors on the Chief Executive Officer’s performance.

(9) The Compensation Committee will summarize and present the results of the evaluation of the Chief Executive Officer’s performance to the Board during an executive session of the non-employee directors.

(10) The Compensation Committee will incorporate the performance evaluation results in setting the Chief Executive Officer’s compensation level and will make pay decisions for all officers, including the Chief Executive Officer, subject to final review with the Board.

(11) The Compensation Committee shall review executive performance and prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

(12) The Compensation Committee shall conduct an annual self-evaluation, which will be incorporated into the Corporate Governance and Responsibility Committee’s annual report to the Board on Board and committee performance.